                                                                    EXHIBIT 13.1



                             EMPLOYMENT AGREEMENT


                                   PREAMBLE
                                   --------
     This Employment Agreement (this "Agreement") is made by and between United Park City Mines Company, a Delaware corporation (the "Company"), and Hank Rothwell ("Rothwello") to be effective as of the 1st day of June, 1997.

                                   RECITALS
                                   ---------
     WHEREAS, the Company and Rothwell previously entered into that certain Employment Agreement dated as of June 1, 1994 as amended by that certain Amendment No. 1 to Employment Agreement dated as of September 5, 1995 (collectively referred to herein as the "Prior Employment Agreement"), whereby Rothwell was employed to serve as the Company's President and Chief Executive Officer; and

     WHEREAS, the term of the Prior Employment Agreement expired on May 31, 1997; and

     WHEREAS, the Board of Directors of the Company desires and intends to continue to employ Rothwell as the Company's President and Chief Executive Officer on the terms and conditions set forth herein; and

     WHEREAS, Rothwell is willing and desires to continue to be employed by the Company as its President and Chief Executive Officer on the terms and conditions set forth herein;

     NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein, the parties hereto agree as follows:

     1. Employment. The Company hereby agrees to continue to employ Rothwell, and Rothwell hereby agrees to continue to be employed, as President and Chief Executive Officer of the Company, upon the terms and conditions hereinafter set forth. The location of such employment shall be in either Park City or Salt Lake City, Utah; however, Rothwell agrees to take whatever reasonable business trips are requested by the Board of Directors of the Company. The Company and Rothwell acknowledge that Rothwell is presently serving as a director on the Board of Directors of the Company. As long as Rothwell is President and Chief Executive Officer during the term of this Agreement, the Board of Directors of the Company will cause Rothwell's name to be listed on any proxy soliciting votes for the election of directors.

     2. Term. The employment of Rothwell by the Company pursuant to this Agreement will be for a period of three (3) years commencing as of June 1, 1997 (the "Employment Term"), unless the Employment Term is terminated earlier pursuant to the provisions of Section 5 hereof. Notwithstanding the foregoing, the Company shall have the right, at the Company's sole discretion, to review Rothwell's performance under this Agreement and to terminate this Agreement without cause, with such termination to be effective on June 1, 1999. In order for the Company to exercise this right to terminate the Agreement, the Company must give written notice to Rothwell of such termination no later than May 1, 1999. In the event the Company exercises its right to terminate this Agreement as of June 1, 1999, such termination shall be deemed to be the termination of the Employment Term on the "Normal Expiration Date" pursuant to Section 5.a. of this Agreement.

     3. Duties. Rothwell agrees to perform the duties outlined in the CompanyAEs bylaws as being applicable for the CompanyAEs President and Chief Executive Officer, and to perform such other duties as may be assigned from time to time by the Board of Directors of the Company. Rothwell agrees that he will devote his full time and energy to the affairs of the Company, and that during the Employment Term he shall report to the Board of Directors of the Company. Without prior approval of the Board of Directors of the Company, Rothwell agrees that he shall not devote his time to any business activities other than the affairs of the Company during the Employment Term, with the exception of those business activities (the "Permitted Outside Activities") described in Exhibit "A" attached hereto and incorporated herein by this reference. The Company agrees that Rothwell's involvement in the Permitted Outside Activities shall not violate Rothwell's obligations arising under this Agreement. Rothwell agrees to give written notice to the Board of Directors of the Company in the event that any of the Permitted Outside Activities in which Rothwell participates during the term of this Agreement creates a potential conflict of interest for Rothwell between his involvement in the Permitted Outside Activity and the performance by Rothwell of his duties as the President and Chief Executive Officer of the Company.

     4.   Compensation.
          -------------
          a.   Salary. Commencing on June 1, 1997 the Company shall pay Rothwell
               ------
a minimum annual salary of One Hundred Twenty-Two Thousand Four Hundred Dollars ($122,400), payable in equal semi-monthly installments (such amount, as it may be increased from time to time, is hereinafter referred to as the "Salary").
The Salary payable to Rothwell by the Company shall be increased every year during the term of this Agreement, commencing on June 1, 1998 and continuing on each June 1 thereafter, to an amount which shall be the product obtained by multiplying the annual Salary which was paid to Rothwell for the immediately preceding twelve months by the lesser of (a) 106% or (b) a fraction, the numerator of which is the Consumer Price Index (as hereinafter defined) for the month of February immediately preceding such adjustment date, and the denominator of which is the Consumer Price Index for February, 1997 or the month of February immediately preceding the most recent date on which the Salary was adjusted, whichever is later. The amount of such increase shall be determined by the Company as soon as reasonably practicable after the Consumer Price Index for the month of February immediately preceding each adjustment date becomes available. The delay or failure of the Company to compute and pay to Rothwell any increases in the Salary to be made pursuant to this Section 4.a. shall not impair the continuing obligation of the Company to pay the increased portion of the Salary resulting from such adjustments. In no event shall the Salary be decreased as a result of this Section 4.a. For purposes of this Agreement, the term "Consumer Price Index" shall mean the "Consumer Price Index--U.S. City Average For All Items For All Urban Consumers (1982-1984 = 100)" (the "CPI-U") published monthly in the "Monthly Labor Review" by the Bureau of Labor Statistics of the United States Department of Labor (the "Labor Bureau"). If the CPI-U is discontinued, "Consumer Price Index" shall refer to comparable statistics on the purchasing power of the consumer dollar published by the Labor Bureau or by another agency of the United States Government selected by the Company.

          b.   Net Cash Flow Payment.  In addition to the Salary described in
               ---------------------
Section 4.a. above, above, the Company shall, within ninety (90) days after the end of each calendar year during the term of this Agreement commencing on January 1, 1997 (each such calendar year is referred to as a "Net Cash Flow Period"), pay to Rothwell as an incentive payment (the "Net Cash Flow Payment") an amount equal to three percent (3%) of the Net Cash Flow, as defined below, from each Project, as defined below, in which the Company, or any of its wholly-owned subsidiaries, engaged or was actively involved during the Net Cash Flow Period for which such payment is made.

          (1) For purposes of this Agreement," Net Cash Flow" shall mean, separately with respect to each Project in which the Company or any of its wholly-owned subsidiaries was engaged or actively involved during the Net Cash Flow Period for which such Net Cash Flow Payment is being calculated, the excess of Revenue, as defined below, over Costs, as defined below, less Prior Net Cash Flow, as defined below. The Net Cash Flow shall be reviewed and audited by the Company's independent certified public accountants (currently Coopers & Lybrand) as to each Project within ninety (90) days after the end of each calendar year during the term of this Agreement. The Net Cash Flow Payment made for each calendar year during the term of this Agreement shall be based upon the results of the annual audit by the Company's independent certified public accountants.

          (i) For purposes of calculating Net Cash Flow, Revenueo shall mean all income or receipts received by the Company with respect to a Project from the inception of the Project through the end of the Net Cash Flow Period for which the Net Cash Flow is being calculated, including, without limitation, all gross sales proceeds and other consideration from property sold as part of the Project, all operating revenues derived from such Project, and all income received with respect to services rendered pursuant to such Project.

          (ii) For purposes of calculating Net Cash Flow, Costso shall mean all costs and expenses directly or indirectly incurred with respect to a Project, or allocated to such Project on an equitable basis, from the inception of such Project through the end of the Net Cash Flow Period for which the Net Cash Flow Payment is being calculated, including, without limitation, (a) the adjusted book basis of the assets and property sold and the general and administrative expenses of the Company equitably allocated to the Project (including an equitable allocation of the salary and benefits of Rothwell and other employees who have rendered services with respect to such Project), and (b) the total amount of all costs, fees and interest incurred by the Company on borrowed funds which are invested in the Project (including an imputed interest cost which shall be calculated on all non-borrowed funds of the Company which are invested in the Project but which imputed interest cost shall not be calculated on any of the Revenue with respect to such Project which Revenue is invested by the Company in the Project. The imputed interest cost shall be calculated from the date of actual expenditure of such non-borrowed funds by the Company until the date such non-borrowed funds are returned to the Company from the Revenue generated by the Project, utilizing an annual rate of interest equal to the prime rate of interest announced from time to time by the bank or financial institution then used by the Company for its banking needs, plus two percent (2%) per annum).

          (iii)     For purposes of calculating Net Cash Flow, Prior
Net Cash Flowo shall mean, with respect to a Project, the cumulative historical Net Cash Flow from the inception of such Project through the end of the Net Cash Flow Period immediately preceding the Net Cash Flow Period for which the Net Cash Flow Payment is being calculated.

          (2) For purposes of this Agreement, "Project" shall mean each separate real estate development or any specifically identifiable phase thereof, or each separate business enterprise of the Company, in which the Company or any of its wholly-owned subsidiaries is engaged as of September 1, 1993 and all real estate developments and business enterprises in which the Company or any of its wholly-owned subsidiaries is engaged during the term of this Agreement, with respect to which, in each case (i) the Company has received all necessary approvals and permits from the applicable public authorities, and (ii) the Company, as authorized by the Board of Directors, has commenced a development and marketing program, and (iii) either the Company's equity funds have been allocated or external financing has been arranged. Notwithstanding the foregoing sentence, the term "Project" shall also include any separate real estate development project listed from time to time on Exhibit "B" attached hereto or a specifically identifiable phase of any such project which is sold in its entirety in a single sale because of its development potential, even if such separate real estate development project or phase does not otherwise satisfy the three requirements set forth in the preceding sentence as essential elements of a "Project." The term "Project" shall not include specific real estate developments or business enterprises in which the Company or any of its wholly-owned subsidiaries was actively involved prior to September 1, 1991. With respect to large developments or master-planned projects, such as Flagstaff or Bonanza Flats, each phase of such development shall be treated as a separate Project for purposes of calculating the Net Cash Flow Payment, and an equitable (prorata or value based) portion of the accrued costs with respect to such development shall be allocated to each separate phase thereof, for purposes of calculating the Net Cash Flow Payment with respect to such Project. As of the date of this Agreement, the Projects eligible to be considered for a Net Cash Flow Payment are those Projects specifically identified on Exhibit "B" attached hereto, which Exhibit "B" may from time to time be amended in writing by the parties in accordance with the definition of "Project" set forth above.

          (3) A Project generating a negative Net Cash Flow through the end of a Net Cash Flow Period shall be used to offset or reduce the positive Net Cash Flow which has been generated by other Projects of the Company, and it shall reduce the amount of the Net Cash Flow Payment as set forth herein.

          (4) In the event Rothwell is not employed during an entire Net Cash Flow Period, the Net Cash Flow and the Net Cash Flow Payment shall be proportionately reduced to reflect the number of days during such Net Cash Flow Period that Rothwell was employed by the Company.

          c.   Incentive Stock Option Agreement.  Attached hereto as Exhibit "C"
               ---------------------------------
is a copy of the Incentive Stock Option Agreement dated June 27, 1994, as amended by the Amendment to United Park City Mines Company Incentive Stock Option Agreement dated as of August 25, 1995 by and between the Company and Rothwell, which shall continue in effect pursuant to the terms and conditions set forth therein. If at any time during the term of this Agreement the "Capital Stock" of the Company, as such term is defined in the Incentive Stock Option Agreement, as amended, ceases to be listed on the stock exchange of any United States public listing agency, such as the New York Stock Exchange or NASDAQ (any such public listing agency individually referred to herein as a "Stock Exchange") for a period of ninety (90) consecutive calendar days, then Rothwell shall be entitled to give notice to the Company of Rothwell's election to cause the Company to purchase from Rothwell all of his right, title and interest arising under the Incentive Stock Option Agreement, provided that Rothwell gives to the Company written notice of such election by Rothwell within thirty (30) days after the date that the Capital Stock of the Company has not been listed on any Stock Exchange for a period of ninety (90) consecutive days. In the event Rothwell exercises his right to cause the Company to purchase all of Rothwell's right, title and interest under the Incentive Stock Option Agreement, the purchase price to be paid by the Company to Rothwell for all of his right, title and interest arising under the Incentive Stock Option Agreement shall be an amount equal to the total number of Option Shares which Rothwell is then entitled to purchase under the Incentive Stock Option Agreement multiplied by a dollar amount calculated as follows:

          (i) the closing bid price per share of the Company's Capital Stock on the date which is five (5) business days prior to the date which is the earlier to occur of: (i) the date that the Capital Stock of the Company ceases to be listed on any Stock Exchange, provided that the Capital Stock of the Company thereafter remains unlisted on any Stock Exchange for a period of ninety (90) consecutive calendar days, or (ii) the date that the Stock Exchange which then lists the Capital Stock of the Company announces its intention to discontinue the listing of the Company's Capital Stock on such Stock Exchange, provided that another Stock Exchange does not simultaneously announce its commitment to commence listing the Capital Stock of the Company, with such new listing to become effective no later than the date the other Stock Exchange discontinues its listing of the Capital Stock of the Company, and provided further that the Capital Stock of the Company, as the result of such announcement, ceases to be listed on any Stock Exchange and thereafter remains unlisted on any Stock Exchange for a period of ninety (90) consecutive calendar days,

          (ii) less the price per share for which Rothwell is entitled to purchase the Option Shares under the Incentive Stock Option Agreement.

Such amount shall be calculated and shall be payable by the Company to Rothwell in cash no later than thirty (30) days following the date that Rothwell gives to the Company written notice of Rothwell's election to cause the Company to purchase all of Rothwell's right, title and interest arising under the Incentive Stock Option Agreement.

          d. Employee Benefits. During the Employment Term, Rothwell shall be entitled to all employee benefits in effect or that may hereafter be adopted, which are at least equal to the benefits available to all other salaried employees or management personnel of the Company, including, without limitation, the Company's pension or profit-sharing plans, insurance plans (such as health, accident, dental, life, or disability insurance), paid vacations, paid sick leave, and holidays. The level of benefits applicable to Rothwell shall be determined in the same manner as the level of benefits is determined for all other salaried employees of the Company.

     5. Termination. The Employment Term shall terminate upon the date of the first to occur of:

          a. the date that is three (3) years after the date hereof (the "Normal Expiration Date");

          b. the accidental death of Rothwell while actively engaged in the performance of his duties hereunder;

          c. the death of Rothwell from any cause other than an accident during the active performance of his duties hereunder;

          d. the physical or mental disability or illness of Rothwell that shall prevent Rothwell from performing his duties under this Agreement for a period of at least three (3) consecutive months, as shall be determined in good faith by the Board of Directors of the Company;

          e. the election of the Board of Directors of the Company to terminate RothwellAEs employment for "Cause" (as defined in this Section 5 below);

          f. the election of the Board of Directors of the Company to terminate RothwellAEs employment without Cause; and

          g. fifteen (15) days after written notice from Rothwell to the Company to terminate his employment with or without Cause.

     For the purpose of this Agreement, the word "Cause" shall be defined to include, but not be limited to, the following:

     (i) negligence, willful misconduct, or dereliction of duty to the Company;

     (ii) conduct that may cause or has caused material damage to the Company;

     (iii)   breach of fiduciary duties to the Company;

     (iv)    conviction for a criminal felony charge;

     (v)     drug or alcohol abuse that causes damage to the Company;

     (vi) insubordination in refusing to perform work assigned by the Board of Directors which is reasonably related to the duties of President and Chief Executive Officer;

     (vii)   unapproved disclosure of confidential information;

     (viii) engaging in a business competitive to the Company other than the Permitted Outside Activities;

     (ix)    sexual harassment that causes damage to the Company; or

     (x)     theft or abuse of Company funds or property.

     6.      Payments on Termination.

          a. In the event this Agreement is terminated pursuant to Sections 5.a, 5.c, 5.d, 5.e, or 5.g above, the Company shall pay to Rothwell or his beneficiary or personal representative Rothwell's full Salary and the Net Cash Flow Payment, together with all benefits and other compensation through the date of termination. Also, in the event this Agreement is terminated pursuant to Sections 5.a., 5.c. or 5.d. above, the Company shall continue to pay to Rothwell or his beneficiary or personal representative the Net Cash Flow Payments with respect to all of the Projects of the Company which are in existence as of the date of Rothwell's termination, for a period of three (3) years following the date of termination at the time the same were to become due if the termination had not occurred. In the event this Agreement is terminated pursuant to Sections 5.e. or 5.g. above, the Company shall not be obligated to make any Net Cash Flow Payments beyond the termination date.

          b. In the event this Agreement is terminated pursuant to Section 5.b because of the accidental death of Rothwell during the active performance of his duties hereunder, the Company shall pay, as liquidated damages arising out of the termination of this Agreement, but not as a waiver or release of any other claims relating to Rothwell's death, to Rothwell's estate, beneficiary or personal representative:

          (1) Rothwell's full Salary and also the entire amount of the accrued Net Cash Flow Payment through the date of RothwellAEs death, together with all benefits and other compensation through such date; plus

          (2) an amount equal to the aggregate of the Salary to which Rothwell would have been entitled for a period of (1) year following the date of Rothwell's death, as if such death had not occurred, all such payments to be made at the time the same were to become due if the death had not occurred. The payments provided hereunder shall be in addition to any other payments to which Rothwell or his estate would be entitled such as pension benefits and life insurance proceeds, if any; plus

          (3) the Company shall continue to pay to Rothwell's beneficiary or personal representative the Net Cash Flow Payments with respect to all of the Projects of the Company which are in existence as of the date of RothwellAEs termination for a period of three (3) years following the date of RothwellAEs death at the time the same were to become due if RothwellAEs death had not occurred.

          c. In the event this Agreement is terminated pursuant to Section 5.f above, the Company shall pay to Rothwell as liquidated damages and not as a penalty:

          (1) Rothwell's full Salary and also the entire amount of the accrued Net Cash Flow Payment in effect prior to the reason for termination through the date of RothwellAEs termination, together with all benefits and other compensation through such date; plus

          (2) an amount equal to the aggregate Salary to which Rothwell would have been entitled for the remainder of the Employment Term to the Normal Expiration Date, all such payments to be made at the time the same were to become due as if the termination had not occurred; plus

          (3) the Company shall continue to pay to Rothwell or to Rothwell's beneficiary or personal representative the Net Cash Flow Payments with respect to all of the Projects of the Company which are in existence as of the date of RothwellAEs termination for a period of three (3) years following the date of RothwellAEs termination at the time the same were to become due if the termination had not occurred.

     Rothwell shall not be required to mitigate the amount of any payment provided for in this Section 6 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 6 be reduced by any compensation or retirement benefits heretofore or hereafter earned by Rothwell as a result of employment by any other person or business entity.

     7.   Sale, Merger or Business Reorganization Involving the Company.  In the
          -------------------------------------------------------------
event that as the result of a sale, merger or other business reorganization or acquisition involving the Company which results in the termination or material adverse alteration of Rothwell's employment, as set forth in this Agreement, the Company shall pay or shall cause the surviving business entity to pay to Rothwell as liquidated damages and not as a penalty:

          a. Rothwell's full Salary and also the entire amount of the accrued Net Cash Flow Payment in effect prior to the effective date of such sale, merger or other business reorganization through such date, together with all benefits and other compensation through such date; plus

          b. An amount equal to the aggregate Salary to which Rothwell would have been entitled for a period of the longer of (i) the remainder of the Employment Term to the Normal Expiration Date or (ii) one year following the effective date of such sale, merger or other business reorganization; plus

          c. the Company shall pay or cause the surviving business entity to pay to Rothwell the Net Cash Flow Payments for a period of three (3) years following the date of such sale, merger or other business reorganization with respect to all of the Projects of the Company which are in existence as of the effective date of such sale, merger or other business reorganization. Projects in existence are those which meet the definition of Projects in Section 4.c.
as of the applicable date.

          d. All such payments shall be made at the time the same were to become due as if the sale, merger or other business reorganization had not occurred.

          e. Rothwell shall not be required to mitigate the amount of any payment provided for in this Section 7 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 7 be reduced by any compensation or retirement benefits heretofore or hereafter earned by Rothwell as a result of employment by any other person or business entity.

     8. Indemnification. If Rothwell is made a party or is threatened to be made a party to, or is involved in, any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was an employee, officer or director of the Company, or is or was serving at the request of the Company, Rothwell shall be indemnified and held harmless by the Company to the fullest extent authorized by the Company's Certificate of Incorporation, Bylaws and the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended, against all expenses, liability and loss, including attorneys' fees, judgments, fines and amounts paid or to be paid in settlement, reasonably incurred or suffered by Rothwell directly or indirectly in connection therewith or in connection with any appeal therefrom, so long as Rothwell shall be found to have met the standard of conduct set forth therein that would allow such indemnification, and such indemnification shall continue as to Rothwell after he has ceased to be an employee, officer or director of the Company, and shall inure to the benefit of his heirs, executors and administrators. The Board of Directors of the Company will undertake a review of the Company's Certificate of Incorporation and Bylaws and will determine, in its sole discretion, what expansion of the Company's indemnification provisions it deems necessary for the Company's officers and directors.

     9.   Life Insurance. If requested by the Company, Rothwell shall submit to
          --------------
such physical examinations and otherwise take such actions and execute and deliver such documents as may be reasonably necessary to enable the Company to obtain life insurance on the life of Rothwell for the benefit of the Company.

     10.  Confidentiality. Rothwell agrees that in performing under the terms of
          ---------------
this Agreement he will have access to confidential and proprietary information and records of the Company. Rothwell agrees that he shall keep all such information and records confidential and that he shall make no use of any of such information for any purpose other than the business purposes of the Company. Rothwell agrees that he shall not give or provide such information or records to any third party or use them in any way to compete or to allow a third party to compete with the Company. The provisions of this Section 10 will survive the termination or expiration of this Agreement; provided, however, that Rothwell's obligations under this Section 10 shall not relate to information and records of the Company that become part of the public domain by publication or otherwise through no fault or action of Rothwell.

     11.  Non competition. In the event RothwellAEs employment hereunder is
          ---------------
terminated pursuant to Section 5.f. above, Rothwell will neither directly nor indirectly, including, without limitation, as a paid or unpaid director, officer, agent, representative, employee of, or consultant to, any enterprise, or by acting as a proprietor of an enterprise, or by holding any direct or indirect participation in any enterprise as an owner, partner, limited partner, joint venturer, stockholder or creditor, enter into or attempt to enter into any other business activities within the state of Utah of the type and character engaged in, or competitive with that conducted by, the Company during the remainder of the Employment Term to the Normal Expiration Date, as if such termination had not occurred. Notwithstanding the foregoing, Rothwell's ownership, involvement and participation in any of the Permitted Outside Activities shall not be deemed to be a violation of this Section 11. The ownership by Rothwell of one percent (1%) or less of the outstanding securities of any corporation engaged in a business competing with the Company shall not constitute a breach of this Section 11. In the event of a breach by Rothwell of this Section 11, the Company, in addition to all other rights and remedies it may have, shall be entitled to preliminary and permanent injunctions restraining Rothwell from doing or continuing to do any such act in violation of this
Section 11 without showing or proving any actual damage sustained by the Company, it being acknowledged and agreed by the parties that the business relationships and good will and the opportunity to build upon those relationships is a critical element of this Employment Agreement and that a breach by Rothwell of this Section 11 cannot be adequately valued in money terms and would cause irreparable injury to the Company for which money damages will not provide an adequate remedy. The provisions of this Section 11 will survive the termination or expiration of this Agreement.

     12.  Binding Effect. Rothwell's rights and obligations under this
          --------------
Agreement shall not be transferable by assignment or otherwise, and any attempt to do any of the foregoing shall be void. The provisions of this Agreement shall be binding upon and inure to the benefit of Rothwell and his heirs and personal representatives, and shall be binding upon and inure to the benefit of the Company, its successors and assigns.

     13.  Miscellaneous. This Agreement is to be governed by the laws of the
         --------------
State of Utah, except with respect to Section 8 which shall be governed according to the General Corporation Law of the State of Delaware. This Agreement constitutes the full and complete understanding of the parties, and except as otherwise expressly provided, supersedes all previous agreements on the subject matters hereof, and may be amended only by a writing executed by the parties hereto. All notices hereunder shall be made in writing and shall be effective when addressed to the Company at its principal place of business or when addressed to Rothwell at his address contained in the Company's personnel records, and deposited, postage pre-paid and certified, return receipt requested, with the U.S. Postal Service. The section headings of this Agreement are solely for convenience and shall not be considered in its interpretation. The parties agree that any suit or proceeding in connection with, arising out of, or relating to this Agreement shall be instituted only in a court (whether federal or state) located in Utah, and the parties, for the purpose of any such suit or proceeding, irrevocably submit to the jurisdiction of any such court in any such suit or proceeding. In any such suit, the losing party shall pay the prevailing party's costs and expenses of the suit, including reasonable attorneys' fees.

AUTHORIZED SIGNATURES

In order to bind the parties to this Agreement, their duly authorized representatives have signed their names on the date first indicated above.

THE "COMPANY"                       "ROTHWELL"

UNITED PARK CITY MINES COMPANY
                                    s/ Hank Rothwell
                                    HANK ROTHWELL
                                    -----------------------------------------
BY: /s/ Edwin L. Osika, Jr.
_____________________________
   EDWIN L. OSIKA, JR.
   ITS:  EXECUTIVE VICE PRESIDENT

ATTEST:

     /s/ Rory L. Murphy
_____________________________

                                  EXHIBIT "A"

                         PERMITTED OUTSIDE ACTIVITIES


     The Employment Agreement restricts Rothwell's business activities to those exclusively of the Company, unless specifically approved by the Board of Directors of the Company. The following business activities of Rothwell are hereby approved by the Board of Directors of the Company:

     (1) President and sole owner of Realty Advisors, Inc. ("RA"). RA holds a brokers license in the State of Utah, and is a member of the Park City Board of Realtors, the Salt Lake Board of Realtors, and other professional organizations. It is understood that RA will not be actively engaged in the real estate development or brokerage business.

     (2) Vice President and minority shareholder of Iron Mountain Alliance Inc. and White Pine Canyon Corp. and also a member of Black Diamond Partners, L.C., a Utah limited liability company. It is understood that Rothwell's involvement in these entities will be passive investment and shall not be in conflict with Rothwell's obligations under the Employment Agreement.

     (3) Passive securities and real estate investments.

                                  EXHIBIT "B"

              LIST OF PROJECTS OF THE COMPANY AS OF JUNE 1, 1997

1.   Morning Star Estates Subdivision
2.   Hidden Meadows Subdivision
3.   Flagstaff Mountain of Deer Valley
4.   Bonanza Mountain Resort
5.   Snake Creek Acreage
6.   Deer Crest/Pioche    12 Lots
7.   Park City Silver Mine Adventure
8.   Ontario Water Company

Note:  This Exhibit specifically does not include:

1.   Company Ski Lease income; and
2.   Tunnel maintenance performed for Park City Municipal Corporation.

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

                                  EXHIBIT "C"

                      COPY OF THE INCENTIVE STOCK OPTION
                      AGREEMENT AND THE AMENDMENT THERETO

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